The Dolby Difference: Innovating with Purpose OUR CODE OF BUSINESS CONDUCT AND ETHICS

2Contents Ethics Hotline Resources A MESSAGE FROM KEVIN YEAMAN .. . . . . . . . . . . . 3 GROUNDED IN INTEGRITY .. . . . . . . . . . . . . . . . . . . . 4 What You Need to Know....... 5 What You Need to Do........... 6 Making Good Choices.......... 7 Speaking Up.......................... 8 THE RIGHT COMPONENTS .. . . . . . . . . . . . . . 9 We Respect Each Other........ 10 We Promote Health and Safety............................. 11 We Care About Our Global Communities...... 12 We Are Good Stewards......... 13 Contents HIGH STANDARDS . . . . . . . . . 14 We Avoid Conflicts of Interest.............................. 15 We Are Responsible When Giving or Accepting Gifts, Meals, and Entertainment..... 16 We Safeguard Dolby Assets..17 We Protect Information......... 18 We Preserve and Secure Intellectual Property.............. 20 A CLEAR FOCUS .. . . . . . . . . . . . 21 We Don’t Tolerate Bribery or Corruption........................ 22 We Comply with Trade Compliance Laws.................. 23 We Don’t Trade on Inside Information................. 24 We Maintain Accurate Records.................. 25 STELLAR PERFORMANCE .. . . . . . . . . . . . . 26 We Value Our Customers...... 27 We Are Good Business Partners.................. 28 We Compete Vigorously, but Fairly............................... 29 We Communicate Appropriately with the Public.............................. 30 HELPFUL RESOURCES .. . . 31

3Contents Ethics Hotline Resources A Message from Kevin Yeaman For decades, Dolby has raised the bar on the entertainment experience. We enable the most compelling experiences in movies and TV shows, music, sports, user-generated content, and gaming by meeting the needs of content creators, distributors, playback devices, and complex supply chains. Our standing as an innovator and reliable business partner is among our most valuable assets. Employees, customers, partners, investors, and communities trust us to operate fairly, honestly, and ethically. Dolby’s reputation and our business practices are fundamental to our success. Dolby’s Code of Business Conduct and Ethics (“Code”) aids us in adhering to the laws and regulations in the countries where we operate and enhances the trust between Dolby, our stakeholders, and each other. Our Code is intended to offer guidance on managing everyday business and relationship challenges. It delineates the standards for responsible conduct, points you toward resources and policies for additional information, and underscores our dedication to conducting business with integrity. I’m confident that with your support, we’ll continue growing and conducting our business in a responsible way and strengthening Dolby’s reputation globally. Kevin Yeaman President and Chief Executive Officer

4Contents Ethics Hotline Resources GROUNDED IN INTEGRITY Be your best

5Contents Ethics Hotline Resources What You Need to Know THE PURPOSE OF OUR CODE Our Code frames the way Dolby Laboratories, Inc. and its subsidiaries (Dolby) conduct business and articulates our shared values. In our pursuit to create immersive sight and sound experiences, we can encounter ethical dilemmas or gray- area questions that are not easily answered. There can be legal and regulatory requirements that when overlooked — even inadvertently — can keep us from delivering our very best to Dolby constituents. Our Code is designed to guide us in the right direction. Our Code provides an overview of the laws, regulations, and policies that apply to us, and it directs us to additional resources for assistance when the path is not clear. More importantly, our Code reinforces the values on which Dolby was built, helping us honor our past and anticipate our future. This Code is provided for general information purposes and is not intended to constitute legal advice. COMPLIANCE WITH OUR CODE Everyone who works at Dolby, including directors, officers, and employees, has a responsibility to know and follow our Code. We also expect everyone working on our behalf, including our contingent workers, consultants, agents, suppliers, and other third parties (business partners) to comply with our Code and observe the same high standards we do. Our Code is foundational — a reflection of who we are and what we stand for. As a result, violations of our Code, our policies, or the law can result in disciplinary action, up to and including termination of employment. Knowledge of a violation and failure to report it promptly may also result in disciplinary action. Depending on how serious the incident is, there can be legal consequences for the person involved and for Dolby, too. AMENDMENTS OR WAIVERS OF OUR CODE Any amendment or waiver of any provision of our Code must be approved by our Board of Directors, or any committee of our Board of Directors to which such authority has been delegated, and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of our Code for a director, executive officer, or any financial or accounting officer at the level of the principal accounting officer or controller or above, may be made only by our Board of Directors or a committee of our Board of Directors and must be promptly disclosed to stockholders if and as required by applicable law and/or the rules of the applicable stock exchange. Waivers with respect to other employees may be made only by the Ethics and Compliance Office. ADMINISTERING OUR CODE Our company’s General Counsel is the Chief Ethics and Compliance Officer and leads Dolby’s Ethics and Compliance Office, which is responsible for administering the Code in an independent, objective, and consistent manner. The Ethics and Compliance Office periodically reports to our Audit Committee and/or Board of Directors on the implementation and effectiveness of our Code and the policies and procedures developed to ensure compliance with our Code.

6Contents Ethics Hotline Resources What You Need to Do UNDERSTAND YOUR RESPONSIBILITIES Apply our reputation for high standards to the way you work. • CONDUCT BUSINESS WITH INTEGRITY. Know and follow our Code, our policies, and the laws that apply to your role — regardless of whether you work from one of our facilities, at home, or another remote location. • ASK FOR GUIDANCE. Contact people who can help you any time you’re unsure of what to do. • SHARE YOUR CONCERNS. Speak up if you see or suspect anything unethical or illegal and cooperate with any related investigations. If you’re a manager, you have some additional responsibilities. • SET THE TONE. Model appropriate behavior and — through your words and actions — demonstrate that you know, respect, and uphold our Code. • BE RESPONSIVE. Create and foster a workplace where employees feel comfortable coming forward with questions or concerns and support them when they raise issues. • ACT. If you see, suspect, or learn of potential misconduct, report it by using appropriate channels. Never retaliate, or allow others to retaliate, against those who raise concerns.

7Contents Ethics Hotline Resources Making Good Choices NOT SURE? ASK YOURSELF: If you can answer “YES” to all four questions, it’s probably safe to move forward. But if the answer is “NO” or “I’M NOT SURE” to any of the questions, that should prompt you to stop, reconsider, or speak up. Keep in mind, it’s always appropriate — under any circumstances — to reach out to someone at Dolby for guidance. Is it consistent with our Code and our policies? Am I doing what’s right for Dolby, my coworkers, and our customers? Would I feel OK if my actions were made public? Is it legal? THE CODE AND THE LAW If you ever encounter a local law or custom that conflicts with our Code, always follow the stricter requirement. If it’s difficult to determine which requirement is stricter, seek guidance from your manager, Human Resources via PeopleCare, the Legal Department, or the Ethics and Compliance Office. WHEN TO SEEK GUIDANCE Our Code is a valuable resource, but it doesn’t cover every situation you may encounter, so it’s important to always use good judgment and ask for help when you’re unsure.

8Contents Ethics Hotline Resources Speaking Up TRUST IS FRAGILE It requires years of good work to earn trust, but only one unfortunate incident to harm it. If you see or suspect that someone has violated our Code, a policy, or the law, please come forward. There are many resources available to assist you with questions or concerns. • Start with your immediate manager. They are in the best position to listen and understand the issue you’re facing and advise on appropriate next steps. • If you’re uncomfortable speaking with your manager — or if you have spoken to your manager and no action has been taken — reach out to another member of management, Human Resources via PeopleCare, the Legal Department, or the Ethics and Compliance Office. • You may also contact the Dolby Ethics Hotline online at http://ethics.dolby.com or via phone from the United States or Canada at 1 (844) 518-2351. Outside of the United States and Canada, go to the Ethics Hotline homepage and locate the appropriate international toll-free phone numbers. Accessible by phone or online, the Ethics Hotline allows you (anonymously, where permitted by law) to report a concern 24 hours a day, 7 days a week. Dolby investigates reports of misconduct fairly, objectively, and thoroughly. We disclose information only to those who need to know in order to resolve the issue, and we expect those involved to cooperate fully and honestly in the process. Regardless of who you contact, you can be confident that you’re doing the right thing and that your concern will be handled promptly, with sensitivity and discretion. NO RETALIATION As a company, we know it takes courage to come forward and share your concerns. That’s why we prohibit retaliation against anyone who makes a good-faith report or assists in an investigation into misconduct. Reporting “in good faith” means you are coming forward honestly with information that you believe to be true, even if, after investigation, it turns out that you were mistaken.

9Contents Ethics Hotline Resources THE RIGHT COMPONENTS Believe in people

10Contents Ethics Hotline Resources We Respect Each Other CELEBRATE OUR DIVERSITY At Dolby, our people are our greatest asset. Together, we represent a rich tapestry of experiences, ideas, perspectives, and backgrounds, all focused on innovating and inspiring. Every day, in every way, we work to create the kind of environment where our people can achieve great things. THE DOLBY DIFFERENCE BE CURIOUS AND INCLUSIVE. Diversity of people and viewpoints is essential for innovation. Remember that an open mind and creative problem-solving are at the core of who we are. FOCUS ON FAIRNESS. Hiring, promotion, training, compensation, and other employment-related decisions must be made based on job requirements and an individual’s qualifications. We prohibit discrimination on the basis of any characteristic protected by applicable law and/or Dolby policy, including gender, race, ethnicity, nationality, religion, age, military or veteran status, and physical or mental disability. RESPECT OTHERS. People do their best work when they feel safe and are treated with respect. Honor our shared commitment to a workplace free of harassment, including sexual harassment, threats, intimidation, abusive conduct, and bullying. SOUND ADVICE If you believe you may have experienced discrimination or harassment — or suspect that someone else has — take immediate action. Share your concerns with your manager or Human Resources via PeopleCare. Remember, Dolby prohibits retaliation against anyone who comes forward with a good-faith concern. LEARN MORE If you are in the United States, see the Discrimination, Harassment, and Retaliation Prevention Policy. If you are outside the United States, please consult PeopleCare or your local Human Resources representative for applicable local policies. Q&A During a recent business trip, a coworker repeatedly asked me out for drinks and made comments about my appearance that made me uncomfortable. We weren’t in the office, and it was after regular working hours, so I wasn’t sure how I should have handled this — was that harassment? It could have been. This type of conduct is prohibited, not only during working hours but in all work-related situations including business trips. If you feel comfortable doing so, tell your coworker to stop. If they persist, or if you do not feel comfortable speaking to your coworker directly, report the incident to your manager or Human Resources via PeopleCare or another Dolby resource.

11Contents Ethics Hotline Resources We Promote Health and Safety KEEP EVERYONE AT DOLBY SAFE AND SECURE We believe promoting safety, security, and well-being is a responsibility we all share. Be alert to potential hazards and threats and work together to maintain a productive workplace and promote the well-being of everyone at Dolby. THE DOLBY DIFFERENCE FOSTER A CULTURE OF SAFETY. Ensure your own safety and the safety of everyone at Dolby by: Observing safe work practices: completing all required trainings, undertaking only the tasks for which you’ve been trained, and always following posted warning signs and restrictions. Following all physical security policies, especially those that relate to keeping sensitive areas secure and escorting visitors. Being aware of your surroundings and reporting unsafe conditions including inadequate safety procedures, faulty equipment, accidents, near misses, or other workplace hazards to our Global Security Operations Center (GSOC). Reporting any verbal or physical threats, aggressive behavior, property destruction, vandalism, or the possession of weapons on Dolby property immediately to the appropriate resource. BE AT YOUR BEST. Substance abuse puts everyone at risk. Dolby policies prohibit the use, possession, sale, or distribution of drugs or controlled substances. Alcohol cannot be consumed on company property or during working hours unless at an authorized social function approved by a VP or highest-level manager in the office. Any other use of alcohol during working hours or reporting to work under the influence of alcohol is strictly prohibited. In instances where drinking alcoholic beverages while conducting Dolby business is permitted, comply with all laws and company policies, and always exercise both moderation and good judgment. TAKE A HOLISTIC APPROACH TO WELL- BEING. We’re at our best when our physical, mental, financial, and emotional needs are met. That’s why Dolby offers comprehensive programs to help employees meet fitness goals, build healthy habits, strengthen their financial acumen, and quickly and easily connect with high-quality therapists and mental health coaches. Learn more about the programs in your region by visiting PeopleCare or The Modern Health Portal. SOUND ADVICE We look out for the welfare of one another. If you have questions about any aspect of health, safety, or physical security at Dolby, visit Places or Global Security Operations Center (GSOC).

12Contents Ethics Hotline Resources We Care About Our Global Communities CONNECT WITH THE COMMUNITIES WHERE YOU LIVE, WORK, AND PLAY Our passion for transforming audio and visual experiences extends beyond the technologies we create; it includes the people for whom they are created. We are dedicated to making a positive difference in the world through volunteer efforts and charitable giving. Be a force for good in your community. THE DOLBY DIFFERENCE GET INVOLVED. Through the Dolby Cares Program, employees have the opportunity to inspire the next generation of innovators, support environmental initiatives, and address the most critical needs in the communities we call home. MAKE A PERSONAL COMMITMENT. Dolby encourages and facilitates employee involvement in the community through company-sponsored volunteer projects and donation drives. Additionally, Dolby provides a company match of employee contributions of money and personal time to eligible nonprofit organizations and schools up to a total of $6,000 USD per employee per year. KEEP CHARITABLE GIVING ETHICAL. We’re proud to have a workforce that is passionate about helping their communities, but it’s important to follow these best practices to avoid complications: • Do not pressure coworkers or business partners into giving to a personal charitable cause. • Never give or solicit a donation to acquire new business or gain an unfair advantage. • Do not make donations on Dolby’s behalf without authorization. • Never use the Dolby name or company resources in support of personal charitable interests and/or activities. LEARN MORE Visit the Dolby Cares Program for information about volunteer opportunities and matching gifts. For information on time off for company- sponsored activities, please review the U.S. Employee Handbook. If you are located outside of the United States, please contact Human Resources via PeopleCare or your local Human Resources representative for local policies.

13Contents Ethics Hotline Resources THE DOLBY DIFFERENCE SUPPORT SUSTAINABILITY. We’re working to embed sustainable practices across our operations. This involves engaging with teams to uncover opportunities that drive greater efficiencies to minimize our environmental footprint. We comply with environmental laws and regulations and encourage others, including our business partners, to do the same. We also: • Monitor our energy use and work to reduce our greenhouse gas emissions. • Prioritize our transition to clean electricity, continuously seeking opportunities to power our business operations with renewable energy sources. • Work to ensure Dolby’s electronic equipment and products are free of hazardous materials restricted by the European RoHS Directive and REACH Regulation. • Reduce the end-of-life impact of our products — our products are compliant with the EU WEEE Directive, and our programs reduce the impact of the eventual end-of-life of our products including electronic waste, packaging waste, and battery waste. • Manage our waste through recycling and composting programs that capture waste materials and reduce landfill waste. We Are Good Stewards CONSERVE RESOURCES AND PROTECT THE PLANET We consider the planet a key stakeholder and are committed to creating a sustainable future by conserving resources. We are working to integrate sustainability practices throughout the organization, including decarbonizing our operations and supply chain in alignment with our climate goals. We have a responsibility to preserve the environments where we operate, and we continue to strengthen our initiatives to combat climate change and its impacts on our planet, people, and communities. ONE COMPANY CAN’T END CLIMATE CHANGE ALONE. We aim to work with suppliers and partners who share our commitment to environmental stewardship, reviewing and monitoring their work to ensure they comply with all applicable environmental laws and regulations, as well as policies laid out in our Business Partner Code of Conduct. LEARN MORE We hold ourselves accountable. See how Dolby works toward achieving its environmental goals by reviewing our annual Sustainability Report.

14Contents Ethics Hotline Resources HIGH STANDARDS Do great things

15Contents Ethics Hotline Resources We Avoid Conflicts of Interest BE OBJECTIVE WHEN MAKING DECISIONS FOR DOLBY Conflicts of interest can happen when your interests, activities, or relationships (or those of a family member) interfere with the business decisions you make as an employee of Dolby. Conflicts can erode trust and cause others to question our integrity, so be alert to the kinds of situations where they can occur and seek advice on how to navigate them. THE DOLBY DIFFERENCE RECOGNIZE A CONFLICT WHEN YOU SEE ONE. Even though it’s not possible to list every conflict scenario, there are certain situations in which conflicts are more likely to occur. Being familiar with these situations is the first step in avoiding them. • A SECOND JOB — Working for a competitor or a company that conducts (or wants to conduct) business with us • A PERSONAL RELATIONSHIP — Supervising or making employment decisions about Dolby employees who are family members or someone with whom you have a romantic relationship. This extends to relationships with vendors, consultants, or other third parties, where you have decision-making authority over their business dealings with Dolby. • SELF-EMPLOYMENT — Competing with Dolby or soliciting business from our competitors or customers • AN OUTSIDE OPPORTUNITY — Taking for yourself an opportunity that you discover through your work at Dolby or that interferes with your duties or responsibilities at Dolby • DOLBY PROPERTY — Using Dolby’s confidential or proprietary information, property, or name — or your position — for personal gain • INTELLECTUAL PROPERTY (IP) AND TECHNOLOGY — Using Dolby’s IP, technology, or products to develop a competing or complementary product or service • A FINANCIAL INTEREST — Having more than 2% ownership in a company that competes for or conducts business with us • A LOAN — You or any member of your family accepting a personal loan, guarantee, or special financial terms from any organization associated with a Dolby- related business; Dolby prohibits the extension of loans to its directors and/or executive officers • OUTSIDE BOARD MEMBERSHIPS — Accepting a role as director, advisory member, or officer that interferes with your obligations to Dolby DISCLOSE POTENTIAL CONFLICTS. If you suspect an actual or potential conflict, you must disclose it to both the Ethics and Compliance Office and your manager using Dolby’s Conflicts of Interest Disclosure form and receive approval from the Ethics and Compliance Office before you engage in the activity. In disclosing, be both honest and transparent — many conflicts can be avoided or managed if they are promptly disclosed. If you are a people manager, you are responsible for ensuring the employees you manage complete the Conflicts of Interest Disclosure form. SOUND ADVICE If you have a question or suspect that you or a family member may have an interest, activity, or relationship that could conflict with Dolby’s business, contact the Legal Department or the Ethics and Compliance Office so the situation can be discussed, evaluated, and addressed. LEARN MORE If you are in the United States, see the U.S. Employee Handbook. If you are outside the United States, please consult Human Resources via PeopleCare or your local Human Resources representative for applicable local policies.

16Contents Ethics Hotline Resources We Are Responsible When Giving or Accepting Gifts, Meals, and Entertainment BE SURE THERE IS NO QUESTION ABOUT YOUR INTENTIONS … OR YOUR INTEGRITY We win business based on the quality of our products, services, and people. An occasional gift, a reasonably priced dinner, a local sporting event you attend with a customer or supplier — all can build goodwill. But they should only be offered to maintain good business relationships, never to influence decisions. Be sure you know what is appropriate to give or accept and that you can distinguish between a business courtesy and a bribe. THE DOLBY DIFFERENCE FOLLOW OUR POLICIES. They will help ensure that nothing given or accepted suggests a conflict of interest or something improper. BE TRANSPARENT. Know our gifts and entertainment thresholds, and obtain approvals where required using Dolby’s Gifts and Entertainment Approval form. Keep a record of anything given or received for our documentation. LEARN MORE See the Anticorruption Policy and the Global Travel and Expense Policy. Q&A A grateful customer sent me a very expensive thank-you gift. I know our policies won’t allow me to keep it — what should I do? Return the gift and politely explain our policy. If the gift is something perishable, like flowers or a food basket, where return is not really an option, talk to your manager. It may be possible to either leave it in a break room where it can be enjoyed by everyone, or to donate the gift to a local charity. STRICTER RULES APPLY FOR GOVERNMENT OFFICIALS. The rules for what you can give to or accept from a government official are very strict. Even a simple meal can violate our policies and the law. Furthermore, non-U.S. government officials include more than those individuals one would typically expect (such as a ministry official); they also include, for example, employees of state-owned companies or educational institutions. Make sure you know whether you are dealing with a government official, and be sure to review our policies and obtain the necessary approvals before offering anything of value to a government official. GIFTS AND ENTERTAINMENT ARE LIKELY ACCEPTABLE IF THEY: • Are modest in value • Are given infrequently • Serve a legitimate business purpose • Are permitted by law and approved by your manager • Comply with the policies of both the giver and receiver GIFTS AND ENTERTAINMENT ARE NEVER ACCEPTABLE IF THEY: • Are significant in value or excessive in frequency • Are intended to influence a decision or action • Take the form of cash or a cash equivalent like Visa™ or American Express™ gift cards, stocks, bonds, or a loan • Are solicited in return for an improper business advantage • Could embarrass Dolby

17Contents Ethics Hotline Resources We Safeguard Dolby Assets PROTECT DOLBY ASSETS TO PROTECT OUR COMPETITIVE ADVANTAGE Dolby assets include everything we use to conduct business, from the systems we access to the desks where we sit. They help us bring Dolby products and services to life, so we must take good care of them, use them responsibly, and safeguard them from loss, damage, and theft. All Dolby assets should be used for legitimate business purposes. THE DOLBY DIFFERENCE BE A GOOD STEWARD. Protect all assets that are assigned to you (including equipment, supplies, furniture, hardware, and software). Don’t borrow, lend, sell, or give them away unless you have authority to do so. Keep our workplaces and your workstation secure. PROTECT DOLBY DIGITAL ASSETS. Including but not limited to Dolby proprietary technology, sensitive information from our customers/partners, employee data, etc. STAY CYBER SECURE. Dolby’s Acceptable Use Policy describes what is permitted in terms of protecting our information resources, during both work hours and non- work hours. Know your obligations and take reasonable steps to protect our information and systems from accidental or unauthorized access. Use only Dolby-approved hardware, software, applications, and storage devices. And stay vigilant against phishing, malware, ransomware, and other types of attacks by following these best practices: • Complete all information-security trainings and keep software and equipment up to date • Protect your login credentials and use strong passwords and multi-factor authentication • Never click on suspicious email links, even if you think you know the source • Familiarize yourself with the latest resources and security threats by actively participating in our annual global Cybersecurity Awareness Month campaigns BE INTELLIGENT ABOUT AI. Rapid developments in artificial intelligence (“AI”) tools offer plenty of new opportunities — and risks. If you have been authorized to use or develop AI in your work, make sure your use always complies with your authorization, applicable laws, and our policies and values. Never feed intellectual property, confidential information, or personal information into public AI tools. And remember that AI outputs aren’t always reliable or accurate. Check results for bias and to ensure accuracy, and never base important decisions on AI-generated content. For any questions regarding the use of AI tools at work, please contact the Legal Department. USE DOLBY ASSETS FOR DOLBY BUSINESS. Except where explicitly restricted, Dolby Computer Systems may be used for reasonable, occasional, and brief personal use, subject to the restrictions set forth in our Acceptable Use Policy. Be aware that your personal emails, internet use, files, documents, and communications may be subject to monitoring, where permitted by law. You should not have any expectation of privacy when using our systems. LEARN MORE See the Acceptable Use of Information Resources Policy. See the Dolby Data Classification Policy. See Online Safety Basics.

18Contents Ethics Hotline Resources We Protect Information MAINTAIN CONFIDENTIALITY AND PRIVACY Information is a critical asset. We have a responsibility to respect and protect our confidential information and the confidential information entrusted to us by others, including our customers. Whether it takes the form of proprietary business or personal information, keep confidential information safe and secure and disclose it only to those who have a right or need to know the information. THE DOLBY DIFFERENCE KNOW THE TYPES OF INFORMATION CONSIDERED “CONFIDENTIAL.” Following are some examples, but this is not a comprehensive list. If you’re not sure if information is confidential, ask, and in the meantime, treat it as though it is confidential. • INTELLECTUAL PROPERTY including our trade secrets, software, patent applications, and technical data (see the We Preserve Intellectual Property section to find out more) • INFORMATION ABOUT OUR BUSINESS, PRODUCTS, OR TECHNOLOGY such as new product research, product specifications and designs, business strategies, customer lists, marketing plans, or other information that may be of use to competitors • NONPUBLIC FINANCIAL INFORMATION such as forecasts, pricing strategies, budget information, or financial information for a completed quarter or period prior to earnings announcements • PERSONAL INFORMATION about customers, employees, or other individuals such as names, contact addresses (including lists of email addresses), phone numbers, credit card information, or any information that alone, or combined with other information, identifies an individual • THIRD-PARTY INFORMATION including information about customers, consultants, agents, suppliers, and other third parties that we have been entrusted to protect

19Contents Ethics Hotline Resources We Protect Information PROTECTED ACTIVITIES. Nothing in this Code prohibits employees from engaging in activities protected by applicable law. These protected activities include: (i) discussing the terms, wages, and working conditions of employees’ employment, (ii) disclosing information pertaining to any unlawful or potentially unlawful conduct, and (iii) filing and pursuing a charge or complaint with, or otherwise communicating or cooperating with, any federal, state, or local government agency or commission, public prosecutor, or law enforcement agency, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Dolby. However, in making any such disclosures or communications, employees should take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Dolby confidential information to any parties or in any manner that is not protected by law. USE AND SHARE RESPONSIBLY. Label confidential information appropriately. Use it only for legitimate business purposes, and make sure any business partners have signed nondisclosure agreements in place before you share. Dolby prohibits the unauthorized use of confidential information, including third-party confidential information. WATCH WHAT YOU SAY AND WHERE YOU SAY IT. Don’t discuss confidential company business in public places such as elevators, planes, and restaurants where others could hear it. PRESERVE PRIVACY. If you’ve ever been a victim of a data breach, you will understand the critical need to keep personal information safe. Our coworkers, customers, and business partners trust us with their personal data. Maintain their trust by following our policies and all applicable data privacy laws if you collect, use, process, store, or disclose their information. RESPECT THE RIGHTS OF OTHERS, TOO. Your responsibility to protect confidential information extends to any information shared with us by others (including business partners such as studios, original design manufacturers [ODMs], and others). Seek advice from the Legal Department or the Ethics and Compliance Office before you ask for, accept, or use the confidential information of any business partners or other third parties. SOUND ADVICE Speak up about any misuse, data breach, or unauthorized disclosure of confidential information. If you suspect that confidential information has been compromised in any way, report it immediately to securityresponseteam@ dolby.com. Q&A I’ve just been hired at Dolby and have information from my previous employer that would be helpful in my new job — is it OK to share it with my team? It depends. You can use the general knowledge, training, and skills that you have developed while working for prior employers, and you can also use any information that is publicly available. But if the information from your former employer is confidential information, you have a responsibility to protect it and not use it or share it with your colleagues at Dolby. And if you should ever leave Dolby, you have an obligation to protect our confidential information. LEARN MORE See the Data Security Classification and Handling Policy.

20Contents Ethics Hotline Resources We Preserve and Secure Intellectual Property GUARD OUR IDEAS, OUR INVENTIONS, AND OUR INNOVATION The science, the creativity, and the vision of Ray Dolby continue to inspire our work today. We aren’t just benefactors, but guardians, with a duty to protect what he built. Our intellectual property (IP) — including patents, technical data, copyrights, trademarks, trade secrets, and the Dolby brand — represents not only a significant investment of time and resources, but also the foundation on which future ideas will be launched. Honor and protect it every day. THE DOLBY DIFFERENCE PREVENT UNAUTHORIZED USE AND DISCLOSURE. We have policies and procedures in place throughout the innovation process to support Dolby’s overall IP development and deployment. Remember that IP can also be confidential information, including IP that is under development such as unfiled patents or software source code, so observe the same strict practices in protecting it, subject to employees’ right to engage in activities protected by applicable law. RECOGNIZE WHAT’S DOLBY’S. Dolby owns any work product (including an idea, process, invention, or improvement) that you develop or design in connection with your work with us. And Dolby ownership of that work product continues even if you should leave our company. SOUND ADVICE Don’t use Dolby’s IP or resources for any outside business or personal venture without clearance from the Legal Department or the Ethics and Compliance Office, and be proactive in speaking up about any suspected misuse by others.

21Contents Ethics Hotline Resources A CLEAR FOCUS Follow the rules

22Contents Ethics Hotline Resources We Don’t Tolerate Bribery or Corruption DO YOUR DUE DILIGENCE. We are responsible for bribes made on our behalf by others, so choose business partners carefully and use related policies and due diligence review procedures developed by the Legal Department and the Ethics and Compliance Office in the process. Ensure consultants, exhibitors, distributors, agents, suppliers, and other partners have a record of reputable business practices and share our commitment to high standards. Keep accurate books and records that honestly describe a payment’s purpose. And never ask someone to do something that you aren’t permitted to do yourself. SOUND ADVICE In some countries, bribes made to government officials carry an even greater penalty, so be on heightened alert. Furthermore, non-U.S. government officials include more than those individuals one would typically expect (such as a ministry official), and also include, for example, employees of state-owned companies such as a broadcaster. Don’t give or accept anything of value to a government official without contacting the Legal Department or the Ethics and Compliance Office for approval, in advance. THE DOLBY DIFFERENCE BE ABLE TO RECOGNIZE A BRIBE. It’s not always easy. Anything of value that’s given to influence a decision or gain a business advantage could be a bribe, including a payment, a loan, a discount, an offer of entertainment or travel, a charitable contribution, an internship, or a job. KNOW WHAT IS PERMITTED. We are subject to the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act, and anticorruption and anti-bribery laws of the jurisdictions in which we conduct business, both domestic and abroad. Generally, these laws prohibit employees of Dolby, including employees of its subsidiaries, from paying bribes, from falsifying corporate records, and from circumventing internal policies. The consequences for violating the FCPA, the U.K. Bribery Act, and other applicable anti-bribery laws are serious. Knowing and following our gifts, meals, and entertainment policies is the best way to avoid anything improper. Asking questions or getting clarification from the Legal Department or the Ethics and Compliance Office before offering or accepting is another good strategy for staying aligned with our policies and the law. Q&A An international deal hinges on making a small payment to a local government official to expedite some routine paperwork. I have enough cash to pay the fee — can I go ahead and make the payment? No. This kind of payment to a low-level government employee for taking care of a routine government action is often referred to as a facilitating or “grease” payment. Even if it’s small or permitted by local law, don’t pay it. Contact the Legal Department or the Ethics and Compliance Office to report the incident and for help in determining next steps. LEARN MORE See the Anticorruption Policy and the Global Travel and Expense Policy. DON’T OFFER OR ACCEPT A BRIBE FROM ANYONE, ANYTIME, ANYWHERE We are committed to winning business based on the superior quality of our technologies, products, and services, never on unethical or illegal practices. Bribing someone to do business with us is not how we operate. It never has been. We win business with integrity, and we do not tolerate acts of bribery or corruption.

23Contents Ethics Hotline Resources We Comply with Trade Compliance Laws BE METICULOUS. Provide complete and accurate information to our export and import compliance teams. This information may include import and export classifications, value, country of origin, country of destination, the end use, and the end user. Remember, as you conduct business internationally, the laws of more than one country may apply. BE CAUTIOUS. Understand your responsibilities and follow established policies and procedures. Failure to meet Dolby’s trade compliance obligations may result in severe penalties to the company and our employees, adverse publicity, delay or seizure of shipments, loss of import and export privileges, and civil and criminal penalties. SOUND ADVICE Questions about embargoed countries and territories or global trade laws and regulations? Please contact exportcompliance@dolby.com. LEARN MORE See the Export Compliance Policy. THE DOLBY DIFFERENCE COMPLY WITH THE LAW. Trade compliance laws and regulations apply to: • Exports of products, services, software, information, or technology that can occur in numerous ways, including via physical shipments, carrying by hand, electronic transmissions (e.g., emails, distribution of source code and software), and verbal communications • Sanctions and embargoes that restrict activities such as exports, monetary payments, travels, and provisions of services and support to certain individuals, companies, and countries • International boycotts not sanctioned by the U.S. government that prohibit business activity with a country, its nationals, or targeted companies • Imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand PRESERVE OUR ABILITY TO DO BUSINESS AROUND THE WORLD Dolby is committed to complying with trade compliance laws and regulations, including export controls, economic sanctions, and import laws and regulations, in all jurisdictions where we do business. If you are someone who helps us conduct business across borders or with foreign nationals in the United States or abroad, know and comply fully with the requirements associated with the countries in which you operate.

24Contents Ethics Hotline Resources We Don’t Trade on Inside Information DON’T TIP. Passing along a tip to family, friends, or others who use the information to transact is also a violation of our Code, our policies, and the law. BE ALERT TO TRADING WINDOWS AND CLEARANCE REQUIREMENTS. Special rules apply for directors, executive officers, and other restricted employees, so make sure you know and comply with our trading policies. If you or someone you work with comes into frequent contact with MNPI, please inform the Legal Department to consider whether the special rules should apply to them. SOUND ADVICE If you’re not sure if information is MNPI or have questions about our Insider Trading Policy, ask the Legal Department before trading on information or sharing it with others. LEARN MORE See the Insider Trading Policy. THE DOLBY DIFFERENCE KNOW THE KINDS OF INFORMATION CONSIDERED MNPI. Information is “material” if a reasonable investor would consider it important in deciding whether to transact in securities, and it’s “nonpublic” if it hasn’t been broadly communicated to the public. Examples include unpublished information about: • Our financial performance or projections • The gain or loss of a large customer or supplier • Potential mergers or acquisitions • Creation of a material financial obligation • Entry into or termination of a material agreement • Introduction of a significant new product or technology • Significant product defects or modifications • Actual or threatened litigation • Changes in executive management • Certain cybersecurity incidents NEVER USE INSIDE INFORMATION TO TRANSACT IN STOCK In the course of your work, you may become aware of material, nonpublic information (MNPI) about Dolby or companies we work with. This constitutes inside information, and buying, selling, or gifting stock — whether Dolby stock or another company’s stock — based on that information is not only a breach of trust but against the law. Don’t transact on MNPI or tip others so that they may transact.

25Contents Ethics Hotline Resources We Maintain Accurate Records PRACTICE GOOD RECORDS MANAGEMENT. Follow the rules we have in place for managing, storing, and properly disposing of Dolby records. SPEAK UP. If you see or suspect activity that could compromise the integrity of our accounting systems or business records, contact your manager, the Finance Department, or the Legal Department. Examples of suspicious activity include: • Establishing undisclosed or unrecorded funds, liabilities, or assets • Misreporting, mischaracterizing, or falsifying a transaction • Assigning costs to the wrong project number or contract • Creating “side” or “off-the-books” agreements THE DOLBY DIFFERENCE PROMOTE FINANCIAL INTEGRITY. No matter what job you do — whether you’re submitting a timesheet, an invoice, an expense report, a journal entry, or any other “record” — make sure information is complete and accurate. Always follow our internal controls and disclosure controls as well as applicable laws, regulations, and accounting practices. MEET OUR LEGAL AND REGULATORY REQUIREMENTS. If you are responsible for preparing financial reports or disclosures for Dolby, comply with all applicable legal and regulatory requirements and provide full, fair, accurate, timely, and understandable information. Cooperate fully with any audits and investigations. RESPECT THE CONTRACTING PROCESS. Make sure contracts, including non-revenue contracts, reflect an accurate description of the work to be done or the details of the arrangement and be certain to obtain all necessary approvals before the agreement is signed. CULTIVATE TRUST Accurate business records help us meet our obligations to investors, business partners, and regulators. They also help us make smart, strategic business decisions about where to innovate and how to grow our company. But, more important, they send a message to others that they can continue to place their trust in us and the direction we’re headed. Q&A It was nearing quarter-end, and our customer still had not signed a contract. When she voiced concerns about the ease of using the new products/technologies, I extended an offer to provide two days of onsite support to her team. That service is not specifically provided for in the contract, but it just seemed like the right thing to do, and it prompted her to sign the deal. Did I do anything wrong? Yes. Service and support are critical aspects in terms of ensuring customer satisfaction, but side agreements like this are prohibited. We must take care to ensure that all terms and conditions related to the sale of our products/ technologies and services are properly documented in the contract and that we abide by those terms and conditions. LEARN MORE Check the following policies: Reporting of Financial and Accounting Concerns Policy Revenue Generating Contract Review and Signature Authority Policy Non-Revenue Generating Contracts Policy

26Contents Ethics Hotline Resources STELLAR PERFORMANCE Make an impression

27Contents Ethics Hotline Resources We Value Our Customers THE DOLBY DIFFERENCE INSIST ON QUALITY. Make sure our products and technology meet our high internal standards as well as the standards set by laws, regulations, and our industry. DEAL FAIRLY. Be truthful in all marketing, sales, advertising, and promotional activities. Never make false or misleading claims about what we offer or promise features or functionality that we can’t deliver. GIVE OUR CUSTOMERS YOUR VERY BEST Our brand is our promise. When customers see the Dolby name, they expect a world- class level of excellence both in terms of the products we create and the service we provide. Work to exceed expectations and enhance the reputation we’ve earned. LISTEN TO CUSTOMERS. Be professional, conscientious, and inquisitive in all interactions with customers to better understand their needs and how best to serve them. PROTECT CUSTOMER DATA. Handle customer information with care. Use it only in the way we say we will use it, in accordance with the law and our stated privacy notices and policies.

28Contents Ethics Hotline Resources We Are Good Business Partners SOUND ADVICE Questions about the procurement process? Direct them to our Corporate Procurement Department. LEARN MORE See the Non-Revenue Generating Contracts Policy, Non-Revenue Transaction Portal and Corporate Procurement Policy. THE DOLBY DIFFERENCE EXERCISE CARE. In selecting business partners, base decisions on objective criteria such as quality, price, service, and delivery record. Check not only the partners’ qualifications but also their reputation for conducting business ethically and lawfully. HONOR THE INTEGRITY OF THE PROCUREMENT PROCESS. Partners who participate in the formal bidding process should expect to be treated fairly and to have their bids evaluated objectively against other qualified bidders — follow our policies and processes to the letter. In other less- formal purchasing situations, there is greater flexibility, but no less accountability — you should always negotiate with integrity. MONITOR PERFORMANCE. Once a relationship has been established, oversee all work and use common sense, good judgment, and the highest standards of integrity in your dealings with our partners. Avoid even the appearance of a conflict of interest. And remember, we can be held responsible for the conduct of business partners acting on our behalf, so communicate Dolby’s policies regarding anti-bribery and anticorruption clearly and often. PROTECT CONFIDENTIAL INFORMATION. We expect our partners to protect our confidential information (including personal information and trade secrets), and we have an obligation to protect theirs, too. CHOOSE WISELY, PARTNER RESPONSIBLY As a company that stands for quality, we ally ourselves with consultants, agents, suppliers, and other third parties who demand nothing less. If you are responsible for sourcing on behalf of Dolby, select business partners who observe the same exacting standards that we do. Then, work to make sure they meet their obligations and we meet ours.

29Contents Ethics Hotline Resources We Compete Vigorously, but Fairly GATHER COMPETITIVE INFORMATION ETHICALLY AND LAWFULLY. Seek competitive information through customer feedback and from public sources, such as news stories and trade journal articles, using information that is not restricted. Always be transparent about who you are and for whom you work. BE WARY. Even casual conversations can lead to something illegal. If you are attending a trade or industry show, for example, and a competitor starts to discuss pricing or competitively sensitive information: • Make it clear that you believe the discussion is inappropriate • Leave the room • Report the incident to the Legal Department SOUND ADVICE If you have questions about antitrust and competition laws, please contact the Legal Department. THE DOLBY DIFFERENCE WIN BUSINESS THE RIGHT WAY. Never engage in any conduct that is unfair or anti-competitive, for example: • Using market power to gain an unfair competitive advantage or extract unreasonable terms or prices from customers • Conditioning the sale of a product or service to the sale of a product or service with a high market share • Pricing a good or service below cost to drive out competition • Adopting rules or policies to prohibit or restrict the use of competing products or technologies • Agreeing with competitors on a set price for goods or services • Agreeing with competitors to reduce competition by not competing in certain markets • Sharing competitively sensitive information (e.g., prices, costs, or market distribution) PROMOTE A FREE AND OPEN MARKETPLACE We play fair and do our part to foster a thriving marketplace because we believe, ultimately, that approach yields real benefits for our customers and for us. Comply with antitrust and competition laws wherever you do business, and be careful to avoid any conduct that could be construed to be anti-competitive. Endeavor to deal fairly with our customers, suppliers, competitors, and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

30Contents Ethics Hotline Resources We Communicate Appropriately with the Public TAKE CARE ONLINE. Social media offers a great platform for networking and sharing of information. Just be sure that you use online tools in a way that is consistent with our policies: • Respect your obligation to protect confidential information about Dolby and the confidential information entrusted to us by individuals, business partners, and customers. • Don’t post anything that would constitute unlawful discrimination, a threat, intimidation, unlawful harassment, or bullying. • If you comment online regarding any aspect of Dolby business, identify yourself as an employee and make it clear that the views posted are your own and not those of our company. SOUND ADVICE Refer all media inquiries to Public Relations or the Legal Department. LEARN MORE See Personal Use Social Media Guidelines. THE DOLBY DIFFERENCE REACH OUT TO INTERNAL RESOURCES. Dolby has identified spokespersons who are prepared to speak on our behalf. Their role is to ensure we are communicating clearly, accurately, and consistently. To be sure we comply with all public disclosure laws and regulations and protect the interests of Dolby, statements to the public or media should only be made by those employees specifically authorized to do so. COMMUNICATE RESPONSIBLY Unless you’re designated to speak on the company’s behalf, all media inquiries should be directed to PR or an approved company spokesperson. The Dolby name is one of our greatest assets, but one misstep on the phone with the media, one error in a presentation to a community group, one online comment meant to set the record straight — even with the best of intentions — can impact our brand and our bottom line.

31Contents Ethics Hotline Resources Helpful Resources THERE ARE PEOPLE READY TO SUPPORT YOU Have a problem or a concern? Typically, your manager should be your first point of contact. They are likely in the best position to understand your concern and take the appropriate action. If you’re uncomfortable speaking with your manager, or if you have already shared a concern and feel it’s not being addressed appropriately, reach out to another member of management or one of the following: THE ETHICS HOTLINE is operated by an independent reporting service. You may contact the Ethics Hotline via phone or online to speak up about violations of our Code, our policies, or the law. You may report anonymously, where permitted by law. In certain countries, the Ethics Hotline may only accept reports that relate to specific types of conduct (for example, financial, accounting, auditing, or bribery matters). If you are calling about a matter that should be handled locally in accordance with local legal requirements, the hotline specialists will direct you back to local management. RESOURCE: CONTACT INFORMATION: Human Resources PeopleCare Email: peoplecare@dolby.com or visit the PeopleCare Portal to learn more about local policies, review answers to commonly asked questions, or open a case to request assistance The Legal Department Contact your local legal representative or visit the Legal intranet site The Ethics and Compliance Office Email: eco@dolby.com or visit the Ethics and Compliance Office’s (ECO) intranet site Global Security Operations Center Global Security Operations Center Email: GlobalSecurityOperationsCenter@ dolby.com Contact by phone From the United States and Canada: 1 (415) 645-4998 The Ethics Hotline Report by phone From the United States and Canada: 1 (844) 518-2351 From all other locations, click here for local access numbers and dialing locations Report online http://ethics.dolby.com